Exhibit 10.1

June 4, 2014

John Briscoe

[Personal Address Redacted]

Dear John:

It is with great pleasure that we offer you the position of Senior Vice President and Chief Financial Officer with Bristow Group reporting to Jonathan Baliff, CEO. This offer is based on the terms and conditions set forth in Exhibit A which is attached.

In accordance with our policy, this offer is conditional on passing a pre-employment physical exam and drug test as well as satisfactory results in our normal reference and background check process. Susannah Schoen will contact you to make arrangements.

John, we are very pleased to welcome you to the Bristow Group team. Please feel free to contact me at [Redacted for Purposes of Filing] if you have any questions

My very best regards

/s/ Hilary S. Ware
Hilary S. Ware SVP, Administration

Bristow Group Inc. 2103 City West Blvd., 4th Floor, Houston, Texas 77042 United States t (713) 267 7600 f (713) 267 7620 bristowgroup.com

Senior Vice President and Chief Financial Officer

Exhibit A

Compensation Package

Employer and Location:	Bristow Group Inc. located at 2103 City West Blvd., 4th Floor, Houston, Texas 77042

Compensation Structure:	US based employment

Base Salary:	US $425,000 per year

Bonus Percentage:	Participation in the Incentive Compensation Plan including cash bonuses and stock options and grants in accordance with an Officer position. Current annual incentive compensation at this level is a target bonus of 75% of Base Salary with a maximum of 187.5% of Base Salary.

LTIP:	Current target value of the Long Term Incentive Program at 300% of base salary with initial award granted upon employment ($1,275,000). The value of the grant will be evenly distributed between Restricted Stock, Stock Options and Performance Cash.

Health & Benefit Plans:	Standard coverage in the US

Executive Life Insurance:	In addition to standard coverage, you are eligible for additional life coverage of $500,000 with the premium paid by Bristow.

401(k) Plan and Matching:	Standard 3% match + an additional 3% of base salary at the end of the calendar year based on eligible compensation for the year.

Deferred Compensation:	In addition to the 401(k) Plan, you are also enrolled in a deferred compensation plan which will “top up” all 401k contributions made to 15%. Additionally you may elect to defer a portion of your base salary or annual bonus in to this plan.

Change of Control:	In the event termination occurs during or at the end of a Change in Control period, you will receive three (3) times the sum of your annual base salary and your highest annual bonus.

Termination without Cause:	Standard severance policy which provides payment of one (1) year base salary.